Exhibit 99.1

Introductory Note

As previously announced, on July 16, 2014, AmSurg Corp., a Tennessee corporation (the “AmSurg”), completed its acquisition (the “Merger”) of Sunbeam Holdings, L.P. and its subsidiaries, pursuant to the Purchase Agreement and Plan of Merger (the “Merger Agreement”), dated May 29, 2014, as amended, by and between the Company, Arizona Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of the Company, Arizona II Merger Corporation, a Delaware corporation and direct whollyowned subsidiary of the Company, Sunbeam GP Holdings, LLC, a Delaware limited liability company, solely for purposes of Article V and Section 2.8 and solely in its capacity as the sole holder of membership interests in the General Partner (“Seller”), Sunbeam GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Sunbeam Holdings, L.P., a Delaware limited partnership (the “Partnership”), Sunbeam Primary Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Partnership, and HFCP VI Securityholders’ Rep LLC, a Delaware limited liability company, solely in its capacity as agent and attorney-in-fact for Seller and the unitholders of the Partnership (the “Unitholders”). The Partnership was an indirect parent company of Sheridan Healthcare, Inc. AmSurg paid the Seller and the Unitholders aggregate consideration of $2.35 billion, less proceeds used to retire certain Partnership indebtedness, adjusted for closing adjustments (the “Merger Consideration”). The estimated Merger Consideration was funded through a combination of cash and our stock (the “Financing Transactions”). In addition, we paid an amount equal to Sheridan’s cash and cash equivalents on hand at the date of the Closing.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined statements of earnings (the “Statements”) for the nine months ended September 30, 2014 and for the year ended December 31, 2013 combine the historical consolidated statements of earnings of AmSurg and Sunbeam Holdings, L.P. and its subsidiaries, whose wholly-owned subsidiaries include Sunbeam Primary Holdings, Inc. and Sheridan Holdings, Inc. (collectively “Sheridan”). The Statements give effect to the Merger as if it had been completed on January 1, 2013, the beginning of the earliest period presented.

The Statements also do not include any adjustment for recent acquisitions made by AmSurg or Sheridan. We anticipate that the Merger will result in significant annual synergies that would be unachievable without completing the Merger. No assurance can be made that we will be able to achieve these synergies and any such synergies have not been reflected in these Statements. The Statements do not include any material nonrecurring charges that might arise as a result of the Merger.

The accompanying Statements and related notes are being provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated balance sheet of AmSurg would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of AmSurg’s future consolidated results of operations or consolidated financial position. The Statements do not reflect synergies expected as a result of the Merger, nor do they reflect the full impact of acquisitions that occurred during the periods presented. The Statements are based upon currently available information and estimates and assumptions that AmSurg management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different. The accompanying Statements have been developed from and should be read in conjunction with the audited annual and unaudited interim consolidated financial statements and related notes of AmSurg and Sheridan filed with the Securities and Exchange Commission.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the nine months ended September 30, 2014

(In thousands, except earnings per share)

	Historical AmSurg (1)	Historical Sheridan January 1 - July 15	Adjustments		Pro Forma Combined
Revenues	$1,096,066	$590,351	$—		$1,686,417
Provision for uncollectibles	(53,193)	(28,039)	—		(81,232)

Net revenues	1,042,873	562,312	—		1,605,185
Operating expenses:
Salaries and benefits	407,247	400,991	—		808,238
Supply cost	121,392	—	3,192	(a)	124,584
Other operating expenses	192,011	106,709	(3,192	) (a)	293,711
			(1,817	) (a)
Transaction costs	28,681	1,677	—		30,358
Depreciation and amortization	37,620	21,778	14,112	(b)	73,510

Total operating expenses	786,951	531,155	12,295		1,330,401
Gain (loss) on deconsolidation	3,411	—	(1,817	) (a)	1,594
Equity in earnings of unconsolidated affiliates	3,461	1,885	—		5,346

Operating income	262,794	33,042	(14,112)		281,724
Interest expense, net	52,909	41,458	(4,928	) (c)	89,439
Debt extinguishment costs	16,887	33,809	—		50,696
Other income, net	—	(42)	—		(42)

Earnings (loss) from continuing operations before income taxes	192,998	(42,183)	(9,184)		141,631
Income tax expense (benefit)	25,872	(16,357)	(3,683	) (d)	5,832

Net earnings (loss) from continuing operations before noncontrolling interests	167,126	(25,826)	(5,501)		135,799
Less net earnings from continuing operations attributable to noncontrolling interests	139,318	1,700	—		141,018

Net earnings (loss) from continuing operations attributable to AmSurg Corp. shareholders	27,808	(27,526)	(5,501)		(5,219)
Preferred stock dividends	(2,239)	—	(4,553)		(6,792)

Net earnings (loss) from continuing operations attributable to AmSurg Corp. common shareholders	$25,569	$(27,526)	$(10,054)		$(12,011)

Earnings per share from continuing operations attributable to AmSurg Corp. common shareholders:
Basic	$0.70				$(0.25	) (f)
Diluted	$0.69				$(0.25	) (f)

Weighted average number of shares and share equivalents outstanding:
Basic	36,620		10,672	(g)	47,292
Diluted	37,026		10,266	(g)	47,292

(1)	Historical AmSurg includes the results of Sheridan effective July 16, 2014.

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the year ended December 31, 2013

(In thousands, except earnings per share)

	Historical AmSurg	Historical Sheridan	Adjustments		Pro Forma Combined
Revenues	$1,079,343	$976,934	$—		$2,056,277
Provision for uncollectibles	—	(57,691)	—		(57,691)

Net Revenues	1,079,343	919,243	—		1,998,586
Operating expenses:
Salaries and benefits	333,190	654,941	—		988,131
Supply cost	157,771	—	5,344	(a)	163,115
Other operating expenses	222,677	135,041	(5,344	) (a)	352,374
Depreciation and amortization	33,028	35,551	26,053	(b)	94,632

Total operating expenses	746,666	825,533	26,053		1,598,252
Gain on deconsolidation	2,237	—	—		2,237
Equity in earnings of unconsolidated affiliates	3,151	—	—		3,151

Operating income	338,065	93,710	(26,053)		405,722
Interest expense, net	29,538	47,818	41,786	(c)	119,142
Loss on extinguishment of debt	—	11,018	—		11,018
Other expense, net	—	41	—		41

Earnings from continuing operations before income taxes	308,527	34,833	(67,839)		275,521
Income tax expense	49,754	18,300	(27,203	) (d)	40,851

Net earnings from continuing operations before noncontrolling interests	258,773	16,533	(40,636)		234,670
Less net earnings from continuing operations attributable to noncontrolling interests	186,120	2,789	—		188,909

Net earnings from continuing operations	$72,653	$13,744	$(40,636)		$45,761

Earnings per share from continuing operations attributable to AmSurg Corp. common shareholders:
Basic	$2.32				$0.78	(f)
Diluted	$2.27				$0.77	(f)

Weighted average number of shares and share equivalents outstanding:
Basic	31,338		15,489	(e)	46,827
Diluted	31,954		15,489	(e)	47,443

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Note 1.	Description of the Transaction

On July 16, 2014, AmSurg completed the Merger Agreement with the Seller, the General Partner, the Partnership, Sunbeam Primary and HFCP VI Securityholders’ Rep LLC, a Delaware limited liability company, in its capacity as agent and attorney-in-fact for Seller and the Unitholders. The Partnership is an indirect parent company of Sheridan Healthcare, Inc.

In addition, AmSurg has entered into a new senior secured credit facility comprised of an $870 million term loan and a $300 million revolving credit facility and completed its private offering of $1.1 billion aggregate principal amount of 5.625% senior unsecured notes due 2022. The net proceeds from the term loan and the Notes offering, together with AmSurg’s recently completed registered public offerings of common stock and 5.25% Mandatory Convertible Preferred Stock, and cash on hand, were used to finance the cash consideration. Additionally, we issued approximately $272.0 million of our common stock, based upon the closing price of our common stock of $47.61 on July 16, 2014, to the Unitholders. The mandatory convertible preferred stock will pay dividends quarterly and will convert into shares of our common stock on the third anniversary of the date of its issuance.

Note 2.	Basis of Pro Forma Presentation

These Statements have been derived from the historical condensed consolidated financial statements of AmSurg and Sheridan. Certain financial statement line items included in Sheridan’s historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in our historical presentation. For the Statements, Sheridan’s other practice expenses and general and administrative expense line items have been combined into other operating expenses to conform to our presentation. Additionally, for the Statements, Sheridan’s net income (loss) from unconsolidated joint ventures line item has been moved to be included in operating income to conform to our presentation. The reclassification of these items had no impact on the historical earnings from continuing operations, total assets, total liabilities, or shareholders’ equity reported by AmSurg or Sheridan, respectively.

Note 3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Pro forma adjustments are necessary to reflect the estimated Merger Consideration, to reflect financing transactions associated with the Merger, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to tangible and intangible assets, to reflect other transactions directly related to the Merger, and to reflect the income tax effects related to the pro forma adjustments. There were no inter-company transactions between AmSurg and Sheridan. Certain pro forma adjustments were required to conform Sheridan’s accounting policies and presentation to our accounting policies and presentation.

The accompanying Statements have been prepared as if the Merger was completed on January 1, 2013 and reflect the following adjustments:

a)	Adjusts the historical presentation of Sheridan’s financial statements to conform to our presentation.

b)	To record additional amortization expense of identifiable intangible assets related to the estimated fair value of such identifiable intangible assets held by Sheridan at the time of the Merger. Intangible assets principally relate to customer relationships with hospitals and are expected to have a useful life of approximately three to 20 years. The preliminary Merger Consideration allocation for Sheridan is subject to revision as more detailed analysis is completed and additional information on the fair values of Sheridan’s assets and liabilities become available. In addition, if the value of the acquired assets is higher than the preliminary estimate, it may result in higher amortization and depreciation expense than is presented in these Statements.

c)	To record estimated interest expense based upon the debt structure as follows (in thousands):

	Nine months ended September 30, 2014	Year ended December 31, 2013
Financing Transactions	$71,719	$95,625
Existing 2020 Notes	10,547	14,063
Deferred loan costs	6,211	8,281
Capitalized leases and other debt, net of interest income	962	1,173

Total estimated interest costs	89,439	119,142

Less: Historical interest expense, net
AmSurg	(52,909)	(29,538)
Sheridan	(41,458)	(47,818)

Net interest expense adjustment	$(4,928)	$41,786

As of the date of this prospectus, the interest rate for the New Term Loan Facility is currently 3.750% and the interest rate for the New Revolving Credit Facility is 3.20% (which has not been drawn upon as part of these statements). A fluctuation in our variable interest rates of 0.125% would have no impact on interest expense as calculated in the pro forma adjustment.

d)	To record the income tax effects of the Pro Forma Statements of Earnings adjustments using a combined statutory and federal rate of 40.1%.

e)	To record the issuance of approximately 15.5 million shares of our common stock in the Common Stock Offering and as part of the Merger Consideration to the Unitholders as described in Note 1 and under “The Transactions-The Merger”. We issued 9,775,000 common shares in the Common Stock Offering, resulting in net proceeds of approximately $421.4 million. Additionally, in accordance with the Merger Agreement, we issued approximately 5.7 million common shares, having an approximate fair value of $272.0 million, to owners of Sheridan, as previously described in Note 1.

f)	Basic net earnings (loss) attributable to AmSurg Corp. common stockholders, per common share, excludes dilution and is computed by dividing net earnings (loss) attributable to AmSurg Corp. common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) attributable to AmSurg common stockholders, per common share is computed by dividing net earnings (loss) attributable to AmSurg Corp. common stockholders by the weighted-average number of common shares outstanding during the period plus any potential dilutive common share equivalents, including shares issuable (1) upon the vesting of restricted stock awards as determined under the treasury stock method and (2) upon conversion of the Company’s 5.250% Mandatory Convertible Preferred Stock as determined under the if-converted method. For purposes of calculating diluted earnings per share, preferred stock dividends have been subtracted from both net earnings (loss) from continuing operations attributable to AmSurg Corp. and net earnings (loss) attributable to AmSurg Corp. common shareholders in periods in which utilizing the if-converted method would be anti-dilutive. For the nine months ended September 30, 2014, 3.4 million common share equivalents related to the Mandatory Convertible Preferred Stock were anti-dilutive and therefore are excluded from the dilutive weighted average number of shares outstanding.

g)	To record the issuance of shares described in t/m (e) adjusted for the period in which these shares were outstanding during the nine months ended September 30, 2014.